FOR IMMEDIATE RELEASE	Contact:	Ed Jaehne
Chief Strategy Officer
443-270-5300

KEYW Closes New $50 Million Credit Facility

Hanover, MD, March 2, 2011 (GlobeNewswire) – KEYW Corporation (NASDAQ:  KEYW) is pleased to announce the closing of a new $50 million credit facility, with an accordion feature allowing for an additional $25 million in borrowing.  The credit facility is a 3 year agreement and is structured as a multi-bank facility with Bank of America, N.A. being the lead bank.  The borrowing availability under this facility is based on multiple of trailing EBITDA.  KEYW expects to use borrowings under this facility to support working capital, capital expenditures, and general corporate purposes, including acquisitions.  This facility replaces KEYW’s $17.5 million credit facility with Bank of America, N.A.

“KEYW’s strong financial position has enabled us to increase the size of our debt facility as we continue our pursuit of strategic acquisitions,” commented John Krobath, Chief Financial Officer of KEYW.  “The pace of interesting new acquisition opportunities presented to us has increased since our initial public offering last October.  We are seeing new opportunities over a wide range of sizes each week and some are excellent potential fits for our strategic platform.  We continue to be highly disciplined in our approach to acquisitions, focusing on both fit and value at prices that are accretive to our Company and investors.  While we remain discriminating users of debt, this new facility ensures that we can continue to act quickly and decisively for the right opportunities.”

About KEYW:  KEYW provides agile cyber superiority and cybersecurity solutions, primarily for U.S. Government intelligence and defense customers.  We create our solutions by combining our services and expertise with hardware, software, and proprietary technology to meet our customers’ requirements.  For more information contact KEYW Corporation, 1334 Ashton Road, Hanover, Maryland 21076; Phone 443-270-5300; Fax 443-270-5301; E-mail investor@keywcorp.com, or on the Web at www.keywcorp.com ..

Forward-Looking Statements: Statements made in this press release that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.    Such statements include but are not limited to statements about our future expectations, plans and prospects, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” “potential,” and similar expressions.  Our actual results, performance or achievements or industry results may differ materially from those expressed or implied in these forward-looking statements.  These statements involve numerous risks and uncertainties, including but not limited to those risk factors set forth in our prospectus, dated September 30, 2010 and filed with the Securities and Exchange Commission (SEC) on October 1, 2010 pursuant to Rule 424(b)(4) under the Securities Act of 1933, and other filings that we make with the SEC from time to time.  Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements.  KEYW is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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